NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com
FOR IMMEDIATE RELEASE
DRG&E
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-e.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-e.com

Susser Holdings Reports Strong Second Quarter Financial Results

Doubles estimate of expected merger synergies to $10 million

•	Same-store merchandise sales up 6.6% on a reported basis, 8.4% pro forma
•	Merchandise margin improves to 34.3%
•	Adjusted EBITDA(1) up 89.7% on a reported basis, 7.5% pro forma

CORPUS CHRISTI, Texas, August 6, 2008 - Susser Holdings Corporation (NASDAQ: SUSS) today reported that total second quarter 2008 merchandise sales - including sales from both its Stripes stores and the Town & Country stores acquired in November 2007 - increased 77.4 percent to $187.9 million, versus $105.9 million a year earlier for the stand-alone Susser operation. On a same-store basis, merchandise sales increased 6.6 percent year-over-year.

Total revenues for the combined organization increased 77.6 percent to a record $1.2 billion, from $692.8 million in the second quarter last year. Gross profit increased 74.0 percent to $112.3 million, versus $64.6 million in the year-ago quarter from stand-alone Susser operations.

Adjusted EBITDA(1) increased 89.7 percent to $31.7 million, versus $16.7 million in the second quarter of 2007, reflecting the contribution from Town & Country as well as an improvement of 220 basis points in reported merchandise margin to 34.3 percent and a retail fuel margin of 19.4 cents per gallon.

The Company reported net income of $6.7 million, or $0.39 per diluted share, for the second quarter, versus net income of $6.3 million, or $0.37 per diluted share, in the year-ago quarter. Net income was driven by higher merchandise sales, higher merchandise margins and fuel margins, partially offset by increased interest and rent expense related to the acquisition of Town & Country and increased credit card and utility costs.

“Strong same-store sales growth and a widening of merchandise margins in the second quarter was the result of an increase in customer traffic, purchasing and promotional activities and the realization of synergies from the Town & Country acquisition,” said Sam L. Susser, President and Chief Executive Officer.

Susser Holdings Corporation 2Q 2008 Earnings – Page 2

“The flattening in average per-store retail fuel volumes occurred as consumers responded to record-high gasoline and diesel prices by curbing car trips or in some cases by seeking lower prices available across the border from a handful of our South Texas markets. This was offset, however, by an increase in fuel margins.

“Our retail fuel margins were 19.4 cents per gallon during the quarter, which compares favorably to last year’s 17.2 cents per gallon. We typically see our highest fuel margins during the second and third quarters.

“The Texas economy continues to outperform the overall U.S. economy, but more importantly, we are gaining share of merchandise and food sales within our markets,” Susser said.

Town & Country Integration Update

Susser also announced today that it is increasing its minimum estimate of expected synergies from the integration of Town & Country Food Stores into Susser Holdings from an annual run rate of $5 million to approximately $10 million annually.

“The integration of Town & Country into the Susser organization is now complete, following the integration of our store accounting systems and fuel procurement processes during the second quarter and completion of planned personnel relocations and job eliminations,” Susser said. “We continue to expect annual general and administrative expense synergies of about $2 million a year, but we have increased our estimate of procurement cost savings from $3 million to $8 million annually. The majority of the increase is expected from the merchandise segment, but savings are also expected from motor fuel purchases. We expect to achieve the full $10 million of savings in 2009.

“Our operations and marketing teams continue to focus on personnel, merchandising and strong execution, and we are very pleased with the results to date,” Susser said.

Financing Update

Susser Holdings completed sale/leaseback transactions totaling $19.8 million for seven retail stores during the second quarter. These latest transactions bring total proceeds from sale/leasebacks year-to-date to $26.8 million. Susser also has received, subject to customary conditions, commitments for up to an additional $45 million of sale/leaseback funding for the remainder of 2008.

Susser increased its revolving credit facility from $90 million to $120 million in May. Additionally, Susser completed a $30 million add-on to its 10 5/8% senior unsecured notes in June, the net proceeds of which were used to repay outstanding borrowings on its revolving credit facility.

“We took these steps to provide additional liquidity and flexibility in the face of rising working capital requirements due to sharply higher motor fuel prices,” Susser said. The Company remains in full compliance with all of its covenants relating to its indebtedness. As of June 29, the Company’s borrowing base supported the full use of the $120 million revolver, and there was approximately $75 million of availability. The Company remains comfortable with its current liquidity position.

Susser Holdings Corporation 2Q 2008 Earnings – Page 3

Hurricane Dolly Impact

“In late July, Hurricane Dolly swept through a portion of our South Texas market area and forced us to secure and close 112 of our stores during the storm,” Susser said. “Fortunately none of our employees were hurt, and damage was generally limited to some food spoilage and roof and sign damage outside the stores. We did lose seven gasoline canopies, but we sustained no structural damage that prevented us from reopening our stores. We are still assessing the total cost of the damage, which we currently estimate will be between $2 million and $3 million, and are working closely with our insurance carriers to determine if a portion of these losses will exceed our various policy deductibles. We expect the majority of these expenditures will be capitalized.”

New Convenience Store/Wholesale Dealer Site Update

During the second quarter of 2008, the Company opened three new large retail units, one each in South, Southeast and West Texas, and closed one low-volume site in West Texas, bringing the company’s total store count to 509 as of the end of the quarter.

In its wholesale operations, Susser added four new dealer sites and discontinued three during the second quarter, for a total of 384 dealer sites in operation at June 30. New sites typically outperform wholesale locations that are closed or where fuel supply is discontinued.

Second Quarter Financial and Operating Highlights

Convenience store merchandise sales totaled $187.9 million during the second quarter, up 77.4 percent on a reported basis and 12.7 percent pro forma. Same-store merchandise sales increased 6.6 percent from a year ago and 8.4 percent on a pro forma basis, showing financial results as if the Town & Country acquisition had taken place on January 1, 2007. The strong growth in sales for the retail merchandise segment was led primarily by increases in packaged drinks, food service, cigarettes and beer.

Total merchandise gross profit for the second quarter of 2008, net of shortages, was $64.4 million, up 89.2 percent on a reported basis and 18.6 percent pro forma.

Net merchandise margin increased to 34.3 percent for the second quarter of 2008 - up approximately 220 basis points on a reported basis and 170 basis points pro forma - and is the highest quarterly margin reported since 2001.

Susser Holdings Corporation 2Q 2008 Earnings – Page 4

Retail fuel volumes increased to 165.1 million gallons for the quarter, up 54.9 percent on a reported basis and almost 1 percent pro forma. Average gallons sold per retail location were 330,900, up slightly from a year ago on a reported basis but down 2.3 percent on a pro forma basis.

Retail fuel revenues increased to $618.0 million, up 107.6 percent on a reported basis and 32.7 percent on a pro forma basis. Fuel revenues were driven by the Town & Country contribution and by a 95 cent-per-gallon increase in the retail price of fuel versus a year ago, or 90 cents on a pro forma basis.

Retail gross margins for fuel increased by 2.2 cents per gallon to 19.4 on a reported basis and by 0.6 cents a gallon on a pro forma basis. Retail fuel gross profit was $32.1 million, up 74.9 percent on a reported basis and 4.1 percent pro forma. Susser reports retail fuel margins before credit card and other fuel-related expenses. Credit card fees for the quarter were approximately 4.3 cents per gallon, up 1 cent per gallon from a year ago on a pro forma basis.

Wholesale fuel volumes sold to Susser’s 384 dealers and other third-party customers increased 4.8 percent year-over-year to 124.3 million gallons. Wholesale fuel revenues increased 46.8 percent to $415.2 million as a result of both the volume increase and a 96 cent-per-gallon increase in average wholesale fuel selling prices. Wholesale fuel gross margin was 5.8 cents per gallon, versus 5.3 cents per gallon a year earlier. Wholesale fuel gross profit increased 14.8 percent to $7.3 million, reflecting substantially higher wholesale fuel selling prices and the slightly higher sales volumes.

The $31.7 million of total company adjusted EBITDA compares favorably to the second quarter 2007 reported $16.7 million and pro forma $29.5 million results. Second quarter 2008 net income of $6.7 million, or $0.39 per diluted share, increased from second quarter 2007 pro forma net income of $5.1 million, or $0.31 per diluted share, taking into account the Town & Country acquisition and the related impacts on Susser’s tax position.

Year-to-Date Results

For the first six months of 2008, Susser reported merchandise sales of $356.6 million, an increase of 79.0 percent on a reported basis and 13.2 percent pro forma, versus the comparable period a year ago. Total revenues were $2.2 billion, an increase of 82.6 percent on a reported basis and 35.5 percent pro forma. Gross profit totaled $203.8 million, up 74.3 percent on a reported basis and 11.7 percent pro forma. Adjusted EBITDA(1) was $48.3 million, up 97.2 percent on a reported basis and 3.4 percent pro forma. Net income totaled $3.3 million or $0.19 per diluted share, versus $3.9 million, or $0.23 per diluted share on a reported basis and $2.6 million, or $0.16 per diluted share, on a pro forma basis for the same period in 2007.

Susser Holdings Corporation 2Q 2008 Earnings – Page 5

2008 Guidance

The Company has revised its previous guidance for Fiscal 2008:

	2008 Full-Year Guidance	Prior 2008 Guidance	2008 Six Month Results	2007 Full-Year Actual Results	2007 Full-Year Pro Forma(e)

Merchandise Same-Store Sales Growth (a)	5.0%-6.5%	4.5%-6.0%	7.7% (b)	7.7%	8.6%

Merchandise Margin, Net of Shortage	33.5%-34.5%	32.5%-34.0%	34.0%	32.5%	32.4%

Retail Average Per-Store Gallons Growth	(3.0)%-3.0%	2.0%-6.0%	3.6%	5.9%	3.7%

Retail Fuel Margins (¢/gallon)	13.5-16.5	12.5-16.0	15.6	14.7	17.0

Wholesale Fuel Margins (¢/gallon)	4.5-6.0	4.0-5.5	5.4	5.3

New Retail Stores (c)	12-14	12-18	6	18

New Wholesale Dealer Sites (c)	25-30	25-35	6	30

Gross Capital Spending	$65-$85 million	$65-$95 million	$37.1 million	$89.8 million (d)

Net Capital Spending	$25-$35 million	$25-$40 million	$10.5 million	$42.7 million (d)
__________________

(a)	We include a store in the same-store sales base in its 13th month of our operation; therefore, Town & Country stores will be excluded from our same-store sales base until December 2008.

(b)
Previously reported first quarter 2008 merchandise same store sales growth rates of 8.2% on an actual basis and 8.4% on a pro forma basis were understated due to the inclusion in the store base used to calculate this metric of three locations that closed in December 2007. Merchandise same store sales growth for the first quarter of 2008 was 8.9% on both an actual and pro forma basis.

(c)
2007 retail store actual does not include 168 Town & Country locations acquired in November 2007. Numbers for both years do not reflect existing retail or wholesale store closures, which are typically much lower volume locations than new sites.

(d)	Excludes acquisition of Town & Country Food Stores and $51.2 million of net proceeds from sale/leaseback of Town & Country properties concurrent with the acquisition.

(e)	Pro forma results as if Town & Country had been included in the Company’s operations for all of 2007.

__________________

1
Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” at the end of this news release for a discussion of our use of adjusted EBITDA and a reconciliation to net income and cash provided by operating activities for the periods presented.

Susser Holdings Corporation 2Q 2008 Earnings – Page 6

Investor Conference Call and Webcast

Susser’s management team will hold a conference call on Thursday, August 7, at 11 a.m. EDT (10 a.m. CDT) to discuss second quarter results. To participate in the call, dial (303) 262-2143 at least 10 minutes early and ask for the Susser conference call. A replay will be available approximately two hours after the call ends and will be accessible through August 14. To access the replay, dial (303) 590-3000 and enter the pass code 11116725#.

The conference call will also be accessible via Susser’s Web site at www.susser.com. To listen to the live call, please visit the Investor Relations page of Susser’s Web site at least 10 minutes early to register and download any necessary software. An archive will be available shortly after the call for approximately 60 days.

About Susser Holdings Corporation

Corpus Christi, Texas-based Susser Holdings Corporation is a third generation family led business that currently operates 510 convenience stores in Texas, New Mexico and Oklahoma under the Stripes and Town & Country banners. Restaurant service is available in over 285 of its stores, primarily under the proprietary Laredo Taco Company and Country Cookin’ brands. The Company also supplies branded motor fuel to more than 380 independent dealers through its wholesale fuel division.

Forward-Looking Statements

This news release contains "forward-looking statements" describing Susser's objectives, targets, plans, strategies, costs, anticipated capital expenditures, expected cost savings, costs of our store re-branding initiatives, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from other convenience stores, gasoline stations, dollar stores, drug stores, supermarkets, hypermarkets and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; successful integration and anticipated future financial performance and trends of Town & Country; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer or other litigation; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Company's annual report on Form 10-K for the year ended December 30, 2007 and subsequent quarterly reports on Form 10-Q. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

Susser Holdings Corporation 2Q 2008 Earnings – Page 7

Susser Holdings Corporation
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Six Months Ended
	July 1, 2007	June 29, 2008	July 1, 2007	June 29, 2008
	(dollars in thousands, except per share amounts)
Revenues:
Merchandise sales	$105,925	$187,870	$199,290	$356,641
Motor fuel sales	580,580	1,033,216	1,009,695	1,855,608
Other income	6,290	9,074	12,460	18,617
Total revenues	692,795	1,230,160	1,221,445	2,230,866

Cost of sales:
Merchandise	71,882	123,454	135,287	235,557
Motor fuel	555,891	993,853	968,617	1,790,493
Other	459	539	583	979
Total cost of sales	628,232	1,117,846	1,104,487	2,027,029
Gross profit	64,563	112,314	116,958	203,837

Operating expenses:
Personnel	19,649	34,515	37,903	64,812
General and administrative	6,023	8,049	12,248	17,112
Other operating	16,762	30,386	31,452	58,332
Rent	6,106	8,675	12,120	17,086
Royalties	-	-	66	-
Loss on disposal of assets and impairment charge	(207)	53	(192)	151
Depreciation, amortization, and accretion	6,818	10,345	13,169	21,081
Total operating expenses	55,151	92,023	106,766	178,574

Income from operations	9,412	20,291	10,192	25,263

Other income (expense):
Interest expense, net	(3,092)	(9,490)	(6,102)	(19,352)
Other miscellaneous	91	56	196	214
Total other income (expense)	(3,001)	(9,434)	(5,906)	(19,138)
Minority interest in income of consolidated subsidiaries	(17)	(11)	(33)	(23)
Income before income taxes	6,394	10,846	4,253	6,102
Income tax expense	(120)	(4,184)	(380)	(2,800)
Net income	$6,274	$6,662	$3,873	$3,302

Net income per share:
Basic	$0.38	$0.39	$0.23	$0.20
Diluted	$0.37	$0.39	$0.23	$0.19

Weighted average shares outstanding:
Basic	16,705,404	16,880,404	16,705,404	16,880,404
Diluted	16,766,204	16,949,921	16,769,925	16,978,748

Susser Holdings Corporation 2Q 2008 Earnings – Page 8

Susser Holdings Corporation
Consolidated Balance Sheets

	December 30, 2007	June 29, 2008
	audited	unaudited
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$7,831	$14,403
Accounts receivable, net of allowance for doubtful accounts of $1,360 at December 30, 2007 and $1,368 at June 29, 2008	69,368	109,667
Inventories, net	69,577	83,388
Assets held for sale	903	900
Other current assets	8,209	6,799
Total current assets	155,888	215,157

Property and equipment, net	410,745	401,286

Other assets:
Goodwill	248,809	248,299
Intangible assets, net	25,497	25,325
Other noncurrent assets	12,753	12,858
Total other assets	287,059	286,482
Total assets	$853,692	$902,925

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$127,756	$163,552
Accrued expenses and other current liabilities	39,406	34,723
Current maturities of long-term debt	3,937	5,951
Deferred purchase price - TCFS acquisition, current	10,000	9,978
Total current liabilities	181,099	214,204
Long-term debt	374,754	401,930
Revolving line of credit	34,640	15,010
Deferred gain, long-term portion	31,511	35,067
Deferred tax liability, long-term portion	27,145	24,845
Other noncurrent liabilities	20,068	22,244
Total long-term liabilities	488,118	499,096

Minority interests in consolidated subsidiaries	684	707

Commitments and contingencies

Shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 17,006,662 issued and 16,995,338 outstanding as of December 30, 2007; 17,046,662 issued and 17,035,338 outstanding as of June 29, 2008	170	170
Additional paid-in capital	172,765	174,590
Retained earnings	10,856	14,158
Total shareholders’ equity	183,791	188,918
Total liabilities and shareholders’ equity	$853,692	$902,925

Susser Holdings Corporation 2Q 2008 Earnings – Page 9

Reconciliations of Non-GAAP Measures to GAAP Measures

We define EBITDA as net income before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding cumulative effect of changes in accounting principles, discontinued operations, non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of adjusted EBITDA and adjusted EBITDAR are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our senior notes.

We believe that adjusted EBITDA and adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•
they are used as a performance and liquidity measure under our subsidiaries’ revolving credit facility and the indenture governing our senior notes, including for purposes of determining whether they have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends to us;

•	securities analysts and other interested parties use them as a measure of financial performance and debt service capabilities;
•
they facilitate management’s ability to measure operating performance of our business because they assist us in comparing our operating performance on a consistent basis since they remove the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•
they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they are used by our board of directors and management for determining certain management compensation targets and thresholds.

EBITDA, adjusted EBITDA and adjusted EBITDAR are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, adjusted EBITDA and adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	they do not reflect changes in, or cash requirements for, working capital;
•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;
•	they do not reflect payments made or future requirements for income taxes;
•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, adjusted EBITDA and adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, adjusted EBITDA and adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

Susser Holdings Corporation 2Q 2008 Earnings – Page 10

The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended			Six Months Ended
	July 1, 2007 (a)		June 29,	July 1, 2007 (a)		June 29,
	Actual	Pro Forma	2008 Actual	Actual	Pro Forma	2008 Actual
	(in thousands)
Net income	$6,274	$5,143	$6,662	$3,873	$2,637	$3,302
Depreciation, amortization, and accretion	6,818	10,383	10,345	13,169	20,044	21,081
Interest expense, net	3,092	10,197	9,490	6,102	20,464	19,352
Income tax expense (benefit)	120	3,355	4,184	380	2,588	2,800
EBITDA	$16,304	$29,078	$30,681	$23,524	$45,733	$46,535
Non-cash stock based compensation	684	684	985	1,359	1,359	1,830
(Loss) gain on disposal of assets	(207)	(220)	53	(192)	(204)	151
Other miscellaneous	(91)	(91)	(56)	(196)	(196)	(214)
Adjusted EBITDA	$16,690	$29,451	$31,663	$24,495	$46,692	$48,302
Rent	6,106	7,524	8,675	12,120	14,941	17,086
Adjusted EBITDAR	$22,796	$36,975	$40,338	$36,615	$61,633	$65,388

(a)	Pro forma results as if Town & Country had been included in the Company’s operations for all of 2007.

The following table presents a reconciliation of net cash provided by operating activities to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Six Months Ended
	July 1, 2007	June 29, 2008
	(in thousands)
Net cash provided by operating activities	$16,034	$7,320
Changes in operating assets & liabilities	2,203	15,733
Gain on disposal of assets	192	(151)
Non-cash stock based compensation expense	(1,359)	(1,830)
Minority interest	(28)	(23)
Deferred income tax	-	3,102
Amortization of debt premium	-	232
Income taxes	380	2,800
Interest expense, net	6,102	19,352
EBITDA	$23,524	$46,535
Non-cash stock based compensation	1,359	1,830
Loss on disposal of assets	(192)	151
Other miscellaneous	(196)	(214)
Adjusted EBITDA	$24,495	$48,302
Rent	12,120	17,086
Adjusted EBITDAR	$36,615	$65,388